SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant
Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement

Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to §240.14a-12

CASTLE BRANDS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

Fee paid previously with preliminary materials:

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1) Amount previously paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

July 30, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the ‘‘Annual Meeting’’) of Castle Brands Inc., which will be held on September 12, 2007 at 10:00 a.m. at the American Stock Exchange, located at 86 Trinity Place, New York, New York, 10006.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and the attached Proxy Statement.

Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy promptly in the accompanying reply envelope. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,
Mark Andrews
Chairman and Chief Executive Officer

New York, New York

CASTLE BRANDS INC.
570 Lexington Avenue
29th Floor
New York, New York 10022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on September 12, 2007

Notice Is Hereby Given that the 2007 Annual Meeting of Stockholders (the ‘‘Annual Meeting’’) of Castle Brands Inc. (‘‘Castle Brands,’’ ‘‘we,’’ ‘‘us,’’ or ‘‘our’’) will be held on September 12, 2007 at 10:00 a.m. at the American Stock Exchange, located at 86 Trinity Place, New York, New York, 10006, for the following purposes:

1.	To elect nine directors to serve on our Board of Directors until the 2008 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

2.	To ratify and approve the appointment of Eisner LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2008; and

3.	To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned or to which the Annual Meeting may be postponed.

The Board of Directors has fixed the close of business on July 16, 2007 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only stockholders of record of our common stock, $.01 par value per share, at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. You are requested to fill in and sign the enclosed form of proxy, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy.

By Order of the Board of Directors
Seth B. Weinberg Secretary

New York, New York
July 30, 2007

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

CAstle brands inc.
570 Lexington Avenue
29th Floor
New York, New York 10022

PROXY STATEMENT

FOR 2007 ANNUAL MEETING OF STOCKHOLDERS
to be held on September 12, 2007

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Castle Brands Inc. (‘‘Castle Brands,’’ ‘‘we,’’ ‘‘us,’’ or ‘‘our’’) for use at the 2007 Annual Meeting of Stockholders of Castle Brands to be held on September 12, 2007, and at any adjournments or postponements thereof (the ‘‘Annual Meeting’’). At the Annual Meeting, stockholders will be asked (1) to vote upon the election of directors to our Board of Directors, (2) to ratify and approve the appointment of Eisner LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2008, and (3) to act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being sent to stockholders on or about July 31, 2007. The Board of Directors has fixed the close of business on July 16, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the ‘‘Record Date’’). Only stockholders of record of Castle Brands’ common stock, par value $.01 per share (the ‘‘Common Stock’’), at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 15,629,776 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held by them on the Record Date.

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of the holders of a plurality of the shares of Common Stock cast on the matter at the Annual Meeting (assuming a quorum is present) is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock cast on the matter at the Annual Meeting (assuming a quorum is present) is required for the ratification of the appointment of our auditors and the approval of any other matters properly presented at the Annual Meeting. For the purpose of determining whether the stockholders have approved matters other than the election of directors under Delaware law, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. Broker ‘‘non-votes,’’ or proxies from brokers or nominees indicating that such person has not received instructions from the beneficial owner or other person entitled to vote such shares on a particular matter with respect to which the broker or nominee does not have discretionary voting power, are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that matter, but they are counted as present for the purpose of determining the existence of a quorum at the annual meeting.

Our stockholders are requested to complete, sign, date and promptly return the accompanying Proxy Card in the enclosed postage-prepaid envelope. Shares represented by a properly executed proxy received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed on the proxy. If a properly executed proxy is submitted and no instructions are given, the proxy will be voted FOR the election of the nine nominees for directors named in this Proxy Statement and FOR ratification of the Audit Committee’s selection of Eisner LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2008. It is not anticipated that any matters other than those set forth in the Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of Castle Brands at our address set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.

Castle Brands 2007 Annual Report, including financial statements for the fiscal year ended March 31, 2007, accompanies the proxy solicitation materials. The Annual Report, however, is not part of the proxy solicitation materials.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight members, with the directors serving for terms of one year and until their successors are duly elected and qualified. The Board of Directors has resolved, pursuant to our Bylaws, that from the date of the 2007 annual meeting, our Board of Directors shall consist of nine members.

At the Annual Meeting, nine directors will be elected to serve until the 2008 Annual Meeting and until their successors are duly elected and qualified. The Board of Directors has nominated Mark Andrews, John Beaudette, Keith A. Bellinger, Robert J. Flanagan, Gill Jefferson, Colm Leen, Richard C. Morrison, Fredrick M. R. Smith and Kevin P. Tighe to serve as directors (the ‘‘Nominees’’). Of the Nominees, Messrs. Andrews, Beaudette, Flanagan, Leen, Morrison, Smith and Tighe are currently serving as directors of Castle Brands. The Board of Directors anticipates that each of the Nominees will serve, if elected, as a director. However, if any person nominated by the Board of Directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

The Board of Directors recommends a vote FOR the Nominees.

Information Regarding Nominees and Directors

The following biographical descriptions set forth certain information with respect to the nine nominees for election as directors at the Annual Meeting and Phillip Frost, M.D., the one current director who is not nominated for reelection, based upon information furnished to us by each nominee and director.

Mark Andrews, 57, our chairman of the board and chief executive officer, founded our predecessor company, Great Spirits Company LLC, in 1998 and served as its chairman of the board, president and chief executive officer from its inception until December 2003. Mr. Andrews has served as our chief executive officer and chairman of the board since December 2003 and served as our president from December 2003 until November 2005. Prior to founding our predecessor, Mr. Andrews founded American Exploration Company, a company engaged in the exploration and production of oil and natural gas, in 1980. He oversaw that company becoming publicly traded in 1983 and served as its chairman and chief executive officer until its merger with Louis Dreyfus Natural Gas Corp. in October 1997. He also serves as a life trustee of The New York Presbyterian Hospital in New York City. Mr. Andrews received a bachelor of arts from Harvard College in 1972 and a masters of business administration from Harvard Business School in 1975.

John F. Beaudette, 50, has served as a director of our company since January 2004. Since 1995, Mr. Beaudette has been the president of MHW, Ltd. (formerly named Monsieur Henri Wines Ltd.), a national alcoholic beverage importer, distributor and service company. From 1985 to 1994, Mr. Beaudette worked with PepsiCo Inc. and its affiliate company Monsieur Henri Wines in the distribution of Stolichnaya Vodka and other imported wine and spirit brands. During this period, Mr. Beaudette held positions such as director of planning for PepsiCo Wines & Spirits International and vice president of finance and chief financial officer of Monsieur Henri Wines. Mr. Beaudette currently sits on the board of directors of The National Association of Beverage Importers Inc. (NABI) and serves on its executive committee. Mr. Beaudette received a bachelor of science degree in accounting from Villanova University in 1979.

Keith A. Bellinger, 49, currently serves as our president and chief operating officer. Mr. Bellinger served as executive vice president of our company until November 2005, at which time he was appointed president. He has over 20 years of experience in the spirits industry, including eight years with Allied Domecq PLC, a company in the business of spirits, wines and quick service restaurants. While at Allied Domecq, Mr. Bellinger served as chief financial officer of the U.S. Spirits Division from September 1996 to August 2000. From September 2000 to August 2002, Mr. Bellinger served as the general manager and executive vice president of the ADvantage Brands division of Allied Domecq, a division focused on emerging brands. From September 2002 to December 2004, he served as president of the Northern Business Unit of Allied Domecq U.S., one of the largest divisions of that company, where he oversaw all operations. Mr. Bellinger began his career in public accounting. Mr. Bellinger received a bachelor of business administration from the University of Texas at Austin in 1980.

Robert J. Flanagan, 51, has served as a director of our company since January 2004. Since 1989, Mr. Flanagan has served as the executive vice president of Clark Enterprises Inc., a Bethesda, Maryland-based investment holding company and as the manager of CNF Investments LLC, an affiliate of Clark Enterprises Inc. CNF Investments LLC is one of our principal stockholders. Mr. Flanagan oversees the acquisition, management and development of new investment opportunities for Clark and is a member of the board of directors of Martek BioSciences Corporation. Prior to joining Clark, Mr. Flanagan was the treasurer, secretary and member of the board of directors of the Baltimore Orioles, Inc. and began his career in public accounting. Certified as a public accountant in Washington, D.C., Mr. Flanagan received a bachelor of science in business administration from Georgetown University in 1978 and a master of science degree in taxation from the American University School of Business in 1985.

Phillip Frost, M.D., 70, has served as a director of our company since September 2005. On June 8, 2007 OPKO Health, Inc., began trading on the American Stock Exchange with Dr. Frost as its CEO and Chairman of the Board. OPKO Health, Inc. is a specialty pharmaceutical company that researches and develops treatments for macular degeneration and other ophthalmic diseases. From 1987 to January 26, 2006, Dr. Frost served as chairman of the board of directors and chief executive officer of IVAX Corporation, a worldwide producer and marketer of generic and proprietary drugs. On January 26, 2006, IVAX completed a merger with Teva Pharmaceutical Industries Ltd. Dr. Frost now serves as vice chairman of Teva. He also served as the president of IVAX Corporation from 1991 until 1995. He is a member of the board of directors of IVAX Diagnostics, Inc., Northrop Grumman Corporation, Continucare Corporation and Cellular Technical Services Company, Inc. He is also a director of Ladenburg Thalmann & Co. Inc., an underwriter in our initial public offering in April 2006 and our placement agent in connection with the sale of our Series C convertible preferred stock in 2004 and 2005. He is a member, and former chairman, of the board of trustees of the University of Miami and a co-vice chairman of the board of governors of the American Stock Exchange. Dr. Frost received a bachelor of arts degree from University of Pennsylvania in 1957 and a doctor of medicine degree from Albert Einstein College of Medicine in 1961.

Gill Jefferson, 65, Mr. Jefferson served as General Manager of the Old Bushmills Distillery Company Limited, a subsidiary of Irish Distillers Group Ltd., a producer of Irish spirits, from 1996 until his retirement last year. Over the course of his 23 year career at Irish Distillers, Mr. Jefferson also served as Project Manager for Bulk Contract Sales and was appointed as General Manager of Middleton Distilleries from 1986-1995. Mr. Jefferson began his career working in the oil and gas industry for 10 years. Mr. Jefferson received a Higher National Certificate in Mechanical Engineering from the Ashby Institute, Belfast and is a Fellow of the Institute of Energy.

Colm Leen, 43, has served as a director of our company since January 2004. Mr. Leen also serves as a director of our subsidiaries, Castle Brands Spirits Group Limited and Castle Brands Marketing and Sales Company Limited. Since 1995, Mr. Leen has been the group finance director and company secretary of the Carbery Group, a supplier to our company. The Carbery Group is involved in the dairy, food ingredients and beverage alcohol industries, with established markets in Ireland, the United Kingdom, mainland Europe, the Far East and North America. Mr. Leen has been with the Carbery Group since 1988, initially joining it as company accountant and subsequently assuming the role of its financial controller in 1992 and his present role of group finance director in 1995. Mr. Leen is also the executive director of Carbery Milk Products Limited. Prior to joining Carbery, Mr. Leen worked with KPMG LLP from 1984 to 1988. He qualified as a chartered accountant in 1987, became an associate of the Institute of Chartered Accountants in Ireland in 1987 and a fellow of the Institute in 1997. Mr. Leen received a bachelor of commerce degree from University College Cork in 1984.

Richard C. Morrison, 67, has served as a director of our company since September 2005. Mr. Morrison worked at Massachusetts Mutual Life Insurance Co. from 1964 until his retirement in 2004. Most recently, Mr. Morrison served as the managing director of Babson Capital Management, the investment subsidiary of Massachusetts Mutual. Massachusetts Mutual is a more than 5% stockholder of our company. He also serves as a director of Cains Foods, L.P., Nyloncraft, Inc., Tubular Textile Machinery, Inc. and is an advisory director of Hammond, Kennedy, Whitney and Co., Inc. Mr. Morrison received a bachelor of arts from West Virginia Wesleyan College in 1962 and a master of science in finance from the University of Arizona in 1964.

Frederick M. R. Smith, 65, has served as a director of our company since January 2004. Mr. Smith also serves as a director of our subsidiary, Gosling-Castle Partners Inc. Since January 2002, Mr. Smith has been a financial consultant through his wholly owned company, Kirkwood Lane Associates LLC. From 1967 to January 2002, he worked at Credit Suisse First Boston, most recently as co-head of Credit Suisse First Boston’s international private equity activities. Mr. Smith currently acts as a consultant to Credit Suisse. Mr. Smith, an investor in our company, joined Credit Suisse First Boston’s private equity group in 1995 after playing a senior role in Credit Suisse First Boston’s investment banking division and founding its media and telecom group. He has over 30 years of private equity and investment banking experience with Credit Suisse First Boston. Mr. Smith also serves as a director of Unwired Australia, Teleperformance Brazil and Slager Radio Hungary. Mr. Smith received a bachelor of arts degree from Yale University in 1963 and attended Johns Hopkins School of Advanced International Studies in Washington, DC.

Kevin P. Tighe, 63, has served as a director of our company since September 2005. Mr. Tighe also serves as a director of our subsidiary, Gosling-Castle Partners Inc. Since 1995, Mr. Tighe has been a partner at, and is a founding partner of the law firm of, Tighe Patton Armstrong Teasdale, PLLC. For over 36 years, Mr. Tighe has represented the automobile industry and its trade associations before the U.S. Congress and other federal agencies. He also maintains a real estate practice at the firm. Mr. Tighe received a bachelor of arts degree from St. Anselm’s College in 1966 and received a doctor of jurisprudence from Catholic University School of Law in 1969. Mr. Tighe is a member of the bar of the District of Columbia and the U.S. Supreme Court.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the ‘‘Exchange Act’’) requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities (collectively, ‘‘Section 16 reporting persons’’), to file with the Securities and Exchange Commission (‘‘SEC’’) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Castle Brands. Section 16 reporting persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and on written representations that no other reports were required, during the fiscal year ended March 31, 2007, the Section 16 reporting persons complied with all Section 16(a) filing requirements applicable to them.

The Board of Directors, Its Committees and Corporate Governance

Board of Directors

Our Board of Directors currently consists of eight directors, as described in ‘‘Proposal 1: Election of Directors.’’ Our Board of Directors believes that there should be a majority of independent directors on the Board of Directors. Our Board of Directors also believes that it is useful and appropriate to have members of management as directors. The current board members include six independent directors, one non-independent non-management director and one member of our senior management. If all of the nominees are elected at the annual meeting, our Board of Directors will consist of nine directors: seven independent directors and two members of our senior management.

The Board of Directors has determined that each of Mr. John Beaudette, Mr. Robert J. Flanagan, Mr. Colm Leen, Mr. Richard C. Morrison, Mr. Fredrick M. R. Smith, Mr. Kevin P. Tighe and Mr. Gill Jefferson qualify as ‘‘independent’’ in accordance with the rules of the American Stock Exchange (‘‘AMEX’’). The AMEX independence definitions include a series of objective tests, including that the director is not an employee of the company and has not been engaged in various types of business relationships with the company. In addition, as also required by the AMEX rules, the Board of Directors has made a subjective determination with respect to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment by such director in carrying out the responsibilities of a director.

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. During fiscal year ended March 31, 2007, the Audit Committee met six times, the Compensation Committee met five times and the Nominating and Corporate Governance Committee met once.

Audit Committee

The Audit Committee is responsible for, among other things:

•	appointing, replacing overseeing and compensating the work of the independent registered public accounting firm;

•	reviewing and discussing with management and our independent registered accounting firm our quarterly financial statements and discuss with management our earnings releases;

•	pre-approving all auditing services and permissible non-audit services provided by our independent registered public accounting firm;

•	engaging in a dialogue with the independent registered public accounting firm regarding relationships that may adversely affect the independence of the independent registered public accounting firm and, based on such review assess the independence of the independent registered public accounting firm;

•	providing the audit committee report to be filed with the SEC in our annual proxy statement;

•	reviewing with the outside auditor the adequacy and effectiveness of the internal controls over our financial reporting;

•	establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including the confidential anonymous submission by our employees of anonymous concerns regarding questionable accounting or auditing matters;

•	reviewing and pre-approving related-party transactions;

•	reviewing and discussing with management and our independent registered accounting firm management’s annual assessment of the effectiveness of the internal controls and our independent registered accounting firm’s attestation and report about management’s assessment as required by the SEC, when applicable;

•	reviewing and discussing with management and our independent registered accounting firm the adequacy and effectiveness of our internal controls including any significant deficiencies in the design or operation of our internal controls or material weaknesses and any fraud, whether or not material, that involves our management or other employees who have a significant role in our internal controls and the adequacy and effectiveness of our disclosure controls and procedures; and

•	reviewing and assessing annually the adequacy of the audit committee charter.

A copy of the charter of the Audit Committee is posted on our Investor Relations website at http://investor.castlebrandsinc.com. The members of our Audit Committee are Messrs. Flanagan (Chair), Leen and Smith. Each member of the Audit Committee is ‘‘independent’’ under the standards established by the Securities and Exchange Commission (the ‘‘SEC’’) and Section 803 of the AMEX Company Guide for members of audit committees. The Audit Committee also includes a member who has been determined by our Board of Directors to meet the qualifications of an ‘‘audit committee financial expert’’ in accordance with SEC rules, including that the person meets the relevant definition of an ‘‘independent director.’’ The Board of Directors has determined that Mr. Flanagan is an audit committee financial expert. The designation as audit committee financial expert is a disclosure requirement of the SEC related to Mr. Flanagan’s experience and understanding of certain accounting and auditing matters. The designation does not impose upon Mr. Flanagan any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee, and his designation as audit committee financial expert does not affect the duties, obligations or liability of any other member of the Audit Committee.

Compensation Committee

The principal responsibilities of the Compensation Committee are, among others:

•	reviewing and determining annually the compensation of our chief executive officer and the other executive officers;

•	providing the annual report on executive compensation to be filed with the SEC in our annual proxy statement;

•	approving the form of employment contracts, severance arrangements, change in control provisions and other compensatory arrangements with executive officers;

•	approving compensation programs and grants involving the use of our common stock and other equity securities; and

•	reviewing and assessing annually the Compensation Committee’s performance.

The members of our Compensation Committee are Messrs. Smith (Chair), Flanagan and Morrison. Each member of the Compensation Committee is ‘‘independent’’ under the standards established by the SEC and AMEX. The Compensation Committee does not have a charter. See the ‘‘Compensation Discussion and Analysis’’ section of this proxy statement for additional information regarding our processes and procedures for the consideration and determination of compensation of our named executive officers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has the authority and responsibility to identify, research and recommend to the Board of Directors qualified candidates to serve as directors on our Board of Directors.

The Nominating and Corporate Governance Committee is responsible for, among other things:

•	recommending to the board of directors the slate of nominees of directors to be proposed for election by the stockholders and individuals to be considered by the board of directors to fill vacancies;

•	establishing criteria for selecting new directors; and

•	reviewing and assessing annually the performance of the Nominating and Corporate Governance Committee and the adequacy of the Nominating and Corporate Governance Committee charter.

In addition to considering candidates suggested by stockholders, the Nominating and Corporate Governance Committee also accepts recommendations from our directors, members of management and others familiar with and experienced in the beverage alcohol industry. The Nominating and

Corporate Governance Committee establishes criteria for the selection of nominees and reviews the appropriate skills and characteristics required of board members. In evaluating candidates, the Nominating and Corporate Governance Committee considers issues of independence, diversity and expertise in numerous areas, including experience in the premium branded spirits industry, finance, marketing, international experience and culture. The Nominating and Corporate Governance Committee selects individuals of the highest personal and professional integrity who have demonstrated exceptional ability and judgment in their field and who would work effectively with the other directors and nominees to the Board of Directors. The Nominating and Corporate Governance Committee also monitors and reviews the committee structure of the Board of Directors, and each year it recommends to the Board of Directors for its approval directors to serve as members of each committee. The Nominating and Corporate Governance Committee conducts an annual review of the adequacy of the Nominating and Corporate Governance Charter (described below) and recommends proposed changes. The members of our Nominating and Corporate Governance Committee are Messrs. Morrison (Chair), Beaudette and Tighe. Each member of the Nominating and Corporate Governance Committee is ‘‘independent’’ under the standards established by the SEC and AMEX.

Attendance at Board, Committee and Annual Stockholders’ Meetings

The Board of Directors met seven times during the Company’s 2007 fiscal year. Each of our directors is expected to attend each meeting of the Board of Directors and the committees on which he serves. In the Company’s 2007 fiscal year, each of our directors attended at least 75% of the meetings of the Board of Directors and of the committees on which he or she served, except Phillip Frost, MD. We do not currently have a policy requiring attendance of our directors at our annual meetings of stockholders. All of our directors, except Dr. Frost, attended the 2006 Annual Meeting of Stockholders.

Communications from Stockholders to Board members

Our Board of Directors believes that it is important to offer stockholders the opportunity to communicate with our directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Corporate Secretary, Castle Brands Inc., 570 Lexington Avenue, 29th Floor, New York, NY 10022 or by email to Board@castlebrandsinc.com. Communications emailed to this address are automatically forwarded to all of members of the Board of Directors. Written communications received by the Corporate Secretary, currently Mr. Seth Weinberg, are reviewed for appropriateness. Mr. Weinberg, in accordance with Company policy, at his discretion may elect not to forward items that are deemed commercial, frivolous or otherwise inappropriate for consideration by the Board of Directors. In such cases, correspondence may be forwarded elsewhere for review and possible response.

Corporate Governance Guidelines

On November 10, 2005, the Board of Directors adopted a Nominating and Governance Charter that sets forth (i) corporate governance principles intended to promote efficient, effective and transparent governance, and (ii) procedures for the identification and selection of individuals qualified to become directors. At the same time, the Board of Directors also adopted a Code of Business Conduct, which applies to all of our directors, executive officers and employees. The Code of Business Conduct sets forth our commitment to conduct our business in accordance with the highest standards of business ethics and to promote the highest standards of honesty and ethical conduct by our directors, executive officers and employees.

Among other matters, our Nominating and Governance Charter and Code of Business Conduct set forth the following governing principles:

•	A majority of the directors on the Board of Directors should be ‘‘independent’’ as defined in the rules adopted by the SEC and AMEX.

•	In order to facilitate critical discussion, the independent directors are required to meet apart from other board members and management representatives.

•	Compensation of our non-employee directors should be a combination of cash and equity-based compensation. Employee directors are not paid for their board service in addition to their regular employee compensation.

•	Directors, executive officers and all employees must act at all times in accordance with the requirements of our Code of Business Conduct. This obligation includes adherence to our policies with respect to conflicts of interest; full, accurate and timely disclosure; compliance with securities laws; confidentiality of our information; protection and proper use of our assets; ethical conduct in business dealings, and respect for and compliance with applicable law. Any change to, or waiver of the requirements of, the Code of Business Conduct with respect to any director, principal financial officer, principal accounting officer or persons performing similar functions may be granted only by the Board of Directors. Any such change or waiver will be promptly disclosed as required by law or AMEX regulations.

Our Nominating and Corporate Governance Charter is posted on our Investor Relations web site at http:/investors.castlebrandsinc.com.

Stockholder Nominations

Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by submitting a written recommendation to: Castle Brands Inc., 570 Lexington Avenue, 29th Floor, New York, New York 10022, Attn: Secretary. Submissions must include sufficient biographical information concerning the recommended individual, including age; five-year employment history with job titles, responsibilities, employer names and a description of the employer’s business; whether such individual can read and understand basic financial statements; and board membership (if any). Each submission must be accompanied by contact information for two business references and a signed, written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the stockholders. Submissions by shareholders must be received by the Secretary of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders.

Our by-laws prescribe an alternative procedure with regard to the nomination by stockholders of candidates for election as directors (the ‘‘Nomination Procedure’’). The by-laws provide that a stockholder seeking to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after that anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our by-laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from making nominations for directors at an annual meeting of stockholders. Any such nomination should be mailed to: Castle Brands Inc., 570 Lexington Avenue, 29th Floor, New York, New York 10022, Attn: Secretary.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended March 31, 2007, Messrs. Smith, Flanagan and Morrison served as the members of our Compensation Committee. None of the members of our Compensation Committee is, or has been, one of our officers or employees or an officer or employee of any of our subsidiaries. No member of our Compensation Committee serves as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee.

REPORT OF THE AUDIT COMMITTEE

The information contained in this report shall not be deemed to be ‘‘soliciting material’’ or ‘‘filed’’ or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee has, among other activities, (i) reviewed and discussed with management our audited annual financial statements for the fiscal year ended March 31, 2007 and interim quarterly results, (ii) discussed with Eisner LLP, our independent registered public accounting firm, the matters required to be discussed by American Institute of Certified Public Accountants Auditing Standards Board on Auditing Standards No. 61 ‘‘Communications with Audit Committees,’’ (iii) considered the independence of Eisner LLP, by having discussions with representatives of Eisner LLP, and received a letter from them including disclosures required by the Independence Standards Board Standard No. 1 ‘‘Independence Discussions with Audit Committees,’’ and (iv) discussed with Eisner LLP, with and without management present, the results of their audit of the financial statements. On the basis of the above, the Audit Committee has recommended to the Board of Directors that our audited financial statements for the fiscal year ended March 31, 2007 be included in our Annual Report on Form 10-K for the year ended March 31, 2007.

Submitted by the Audit Committee of the Board of Directors

Robert J. Flanagan, Chairman
Colm Leen
Fredrick M. R. Smith

REPORT OF THE COMPENSATION COMMITTEE

The information contained in this report shall not be deemed to be ‘‘soliciting material’’ or ‘‘filed’’ or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed such Analysis with management. Based on its review and discussions with management, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10-K and the company’s 2007 proxy statement.

Submitted by the Compensation Committee of the Board of Directors

Frederick M. R. Smith, Chairman
Robert J. Flanagan
Richard C. Morrison

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Committee has the sole authority and responsibility to review and determine, or recommend to our Board of Directors for determination, the compensation package of our Chief Executive Officer and each of our other named executive officers, each of whom is identified in the ‘‘Fiscal 2007 Summary Compensation Table’’ below. Our Compensation Committee also considers the design and effectiveness of the compensation program for our other executive officers and approves the final compensation package, employment agreements and stock option grants for all of our executive officers. Our Compensation Committee is composed entirely of independent directors who have never served as officers of our company. Other information concerning the structure, roles and responsibilities of our Compensation Committee is set forth in ‘‘Proposal One: Election of Directors – Compensation Committee’’ section of this proxy statement.

A discussion of the policies and decisions that shape our executive compensation program, including the specific objectives and elements, is set forth below.

Executive Compensation Objectives and Philosophy

The objective of our executive compensation program is to attract, retain and motivate talented executives who are critical for the continued growth and success of the company and to align the interests of these executives with those of our stockholders. In order to achieve this objective, in addition to annual base salaries, our executive compensation program utilizes a combination of annual incentives through cash bonuses and long-term incentives through equity-based compensation. In establishing overall executive compensation levels, our Compensation Committee considers a number of criteria, including the executive’s scope of responsibilities, prior and current period performance, compensation levels for similar positions at companies in our industry and attainment of individual and overall company performance objectives and retention concerns. Our Chief Executive Officer and our Compensation Committee believe that substantial portions of executive compensation should be linked to the overall performance of the company and its brand-building activities, and that the contribution of individuals over the course of the relevant period to the goal of building long-term brand and shareholder value will be considered in the determination of each executive’s compensation. We do not target a specific competitive position, but rather consider the compensation that is earned by executives and professionals in similar positions, our business performance and the challenges we are currently facing as we establish the various elements of our compensation program each year.

Generally, our Compensation Committee reviews and, as appropriate, modifies compensation arrangements for executive officers in the first quarter of each fiscal year, subject to the terms of existing employment agreements with our named executive officers, as discussed below. Other than with respect to the compensation of Mr. Andrews, our Compensation Committee also takes into consideration the recommendations for executive compensation made by Mr. Andrews, which recommendations are generally presented at the time of our Compensation Committee’s annual review of executive performance and compensation arrangements. In making such recommendations, Mr. Andrews considers the overall performance of each executive and their contribution to the growth of our company and its products as well as overall company performance through personal and corporate achievements. As our company is not yet cash-flow positive, the contributions of each executive officer to brand growth, cost management and long-term value creation for our shareholders are considered in Mr. Andrew’s recommendations and the review of the Compensation Committee as well as the retention of our executive officers.

Chief Executive Officer Compensation

The principal factors considered by our Compensation Committee for Mr. Andrew’s compensation package are generally the same as those considered by our Compensation Committee in relation to the compensation of the other executive officers. Mr. Andrew’s base salary for the 2007 fiscal year of Castle Brands was $278,646. The material terms of Mr. Andrew’s employment agreement are described under ‘‘Employment Agreements,’’ below.

EMPLOYMENT AGREEMENTS

We utilize employment agreements with our executive officers as part of our compensation philosophy and, accordingly, have entered into employment agreements with each of our named executive officers. We believe that the use of employment agreements helps the company attract and retain qualified executives, and benefits both the company and the executive by providing protection of our intellectual property rights, restricting the executive from competing with the company, and providing increased stability through certain severance benefits.

Certain of the employment agreements provide for, upon execution of the agreement, the grant to the executive of options to purchase shares of our common stock at a price equal to the fair market value of our common stock on the grant date. These stock options are subject to the provisions of our 2003 Stock Incentive Plan. Except as may be determined in the discretion of the Compensation Committee, the stock options granted to each executive vest in equal annual installments until the fourth anniversary of the date of the option grant. Regardless of these vesting provisions, the stock options become 100% exercisable upon the occurrence of a change in control, as more fully described in the ‘‘Executive Compensation – Potential Payments Upon Termination and Change of Control’’ section of this proxy statement.

We also are obligated to provide certain severance payments and benefits if we terminate a named executive officer in certain circumstances, such as upon a change in control, upon non-renewal of the employment agreement or upon termination without cause. Please see the ‘‘Executive Compensation – Potential Payments Upon Termination and Change of Control’’ section of this proxy statement for a full description of these obligations.

Our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Certain Material Terms of Employment Agreements with Named Executive Officers

Executive	Date of Agreement	Initial Annual Base Salary (1)		Performance Bonus As Percentage of Annual Base Salary	Number of Options Granted Upon Execution of Agreement	Duration of Severance Payments (2)
Mark Andrews	5/2/2005	$275,000		(3)	—	12 months
Keith Bellinger	5/2/2005	270,000		Up to 100%	150,000 (4)	12 months
John Soden	2/24/2006	224,494	(5)	Up to 80%	80,000 (6)	12 months
Seth Weinberg	2/24/2006	230,000		Up to 60%	60,000 (6)	12 months
T. Kelley Spillane	5/2/2005	175,000		(3)	—	12 months

(1)	Increases are at the sole discretion of the Compensation Committee.
(2)	Please see the ‘‘Executive Compensation – Potential Payments Upon Termination and Change in Control’’ section of this proxy statement for a full description of these severance obligations.
(3)	Messrs. Andrews and Spillane’s respective employment contracts calls for each of them to receive performance bonuses at the discretion of our Compensation Committee, with no specific percentage.
(4)	Stock options granted in 2005 with an exercise price of $8.00 per share.
(5)	Based on actual payment of a salary of €175,000 converted to U.S. dollars at a conversion rate of €1.00=U.S. $1.28282 (the average Euro to dollar conversion rate for the period from April 1, 2006 to March 31, 2007 as listed on Oanda.com).

(6)	Stock options granted in 2006 with an exercise price of $9.00 per share.

(7)	Mr. Spillane’s base salary has since been raised to $203,443 by determination of the compensation committee.

ELEMENTS OF COMPENSATION

Compensation for our named executive officers consists of the following components, each of which is more fully described below:

•	Base salary

•	Annual Incentives

•	Long-Term Equity-Based Incentive Awards

•	Severance and Change in Control Benefits

•	Perquisites and Other Benefits

The Compensation Committee has the flexibility to use these primary components, along with certain other benefits, in a manner that will effectively implement its stated objectives with respect to the compensation arrangements for each of our named executive officers. Each of the primary components is discussed in more detail below.

Base Salary

In establishing base salaries, the Compensation Committee primarily considers prior and current period performance, scope of responsibilities and compensation levels for similar positions at companies similar to Castle Brands. Base salaries are generally specified under employment agreements with our named executive officers, providing for increases at the sole discretion of the Compensation Committee on an individual basis after consideration of the responsibilities of the executive’s position, the scope of the operations managed, the performance of such operations, the performance of the executive in the position and increases in the cost of living.

The Compensation Committee reviews recommendations made by Mr. Andrews each year with respect to compensation increases. In recent years, Messrs. Andrews, Spillane and Bellinger have received increases to account for adjustments to cost of living and the termination of our payment of car allowances for U.S. employees. In addition, Mr. Spillane’s base salary was raised by the Compensation Committee upon the recommendation of Mr. Andrews, following consideration of the competitiveness of the market for qualified spirits executives and the U.S. case sales growth of our brands during our 2005 and 2006 fiscal years. No determinations have been made yet with respect to what increases, if any, will take place for the company’s 2008 fiscal year. Such increases, if any, will be reported in our proxy statement for 2008.

Annual Incentives

In addition to base salaries, our named executive officers are eligible to receive annual cash bonuses, which are considered a key component of the executive compensation program’s objective to align the interests of management and our stockholders and motivate participants to achieve company growth and enhanced shareholder value. Cash bonuses payable to executives are based primarily upon achievement of individual and company performance objectives. Annual bonus eligibility is generally set forth in the executive’s employment agreement and is expressed as a percentage of base salary (as described above in the section ‘‘Employment Agreements – Certain Material Terms of Employment Agreements with Named Executive Officers’’). Each of our named executive officers was eligible for a cash bonus for the 2007 fiscal year.

Bonuses are determined by our Compensation Committee after an evaluation of the level of the personal achievement and contribution to the company and its brand development of each executive officer as well as the attainment of individual and company performance goals. The relative performance of individual named executive officers for the 2007 fiscal year was reported by Mr. Andrews to the Compensation Committee. The determination of overall company performance was determined by the Compensation Committee based on our draft audited financial statements for fiscal year 2007, and discussions with Mr. Andrews.

The cash bonuses received in fiscal year 2007 by our named executive officers with contract-specified maximum bonus amounts, with the exception of Mr. Bellinger, were approximately one-half of such maximum amounts, reflecting the view of Mr. Andrews and the Compensation Committee that full cash incentive compensation cannot and should not be offered until the company is cash-flow positive. Mr. Bellinger elected not to receive a cash incentive compensation payment due to certain absences from the office due to personal matters. The Compensation Committee has determined that Mr. Andrews’ maximum target should be approximately equal to his base salary for the fiscal year. The Compensation Committee determined that, in a manner similar to that of the other executive officers of the company, Mr. Andrews would receive a bonus of approximately one-half of that amount. Our former Chief Financial Officer, Herbert Roberts, who left the company in March 2007, was not eligible for such a bonus by reason of his departure. In determining the personal achievement of each of the executive officers of the company, individual and team contributions to corporate structure, financing activities, brand growth and potential significant transactions were considered.

Long-Term Equity-Based Incentive Awards

Long-term equity-based incentives are provided by the company to executive officers through the granting of stock options. Stock option grants are designed to align the executive’s interests with those of the stockholders and provide each executive officer with a significant incentive to manage the company in a manner which maximizes stockholder value. Stock options are granted pursuant to our 2003 Stock Incentive Plan, which also authorizes grants of restricted and deferred stock awards. Our Compensation Committee believes that these long-term, equity based compensation awards are an effective incentive for our named executive officers to increase the long-term value of the company’s common stock as well as aiding us in attracting and retaining qualified individuals. Our Compensation Committee determines the size of the stock option grants according to each executive’s position with, and contribution to, the company and sets a level it considers appropriate to create a meaningful opportunity for stock ownership. In addition, our Compensation Committee takes into account each individual’s potential for future responsibility and promotion, the levels of equity ownership of executives in similar positions at comparable companies and the number of options held by that individual at the time of the new grant. As with the other elements of executive compensation, Mr. Andrews makes an initial recommendation to the Compensation Committee as to appropriate levels of long-term equity based compensation grants.

Historically, our Compensation Committee has used stock options exclusively for purposes of awarding long-term equity based compensation to executive officers. Stock option grants are designed to align the executive’s interests with those of the stockholders and provide each named executive officer with a significant incentive to manage the company in a manner which maximizes stockholder value, based on the executive’s contribution to the company and its brands during the prior fiscal year and consideration of the desire of the company to retain the individual executive in the coming years. Stock option grants are generally subject to a four-year or five-year vesting period, vesting in annual installments beginning one year from the date of the initial award. The Compensation Committee intends to review its exclusive use of stock options and determine if there are more appropriate equity-based alternatives (including, without limitation, restricted stock, performance based stock awards, or stock appreciation rights) which may be used to compensate employees for performance. The committee is currently considering retaining a compensation consultant for this purpose and expects to have the matter fully reviewed by the end of the current calendar year. Due to this ongoing review, long-term equity based incentive awards for the 2007 fiscal year have not yet been granted and such awards will be reflected in fiscal 2008 compensation and discussed in our 2008 proxy statement.

The number of stock options granted to the named executive officers in fiscal year 2007 are set forth in the ‘‘Grants of Plan-Based Awards in Fiscal 2007’’ (which reflect awards granted in fiscal 2007 for work performed by the executive in the 2006 fiscal year) and ‘‘Outstanding Equity Awards at 2007 Fiscal Year End’’ tables of this proxy statement.

Timing of Equity Grants

For all of our employees, including our named executive officers, grants of equity-based compensation are effective on the date that they are approved by our Compensation Committee. All stock option grants to employees, including named executive officers, are made with an exercise price equal to the fair market value of the underlying stock on the date of grant. Our Compensation Committee does not grant equity compensation awards in anticipation of the release of material nonpublic information. Similarly, we do not time the release of material nonpublic information based on equity award grant dates.

Severance and Change in Control Benefits

We provide certain severance and change in control benefits to our named executive officers. You can find detailed information about these benefits in the ‘‘Executive Compensation – Potential Payments Upon Termination and Change in Control’’ section of this proxy statement.

Perquisites and Other Benefits

We generally provide the same health and welfare benefits to all of our full-time employees, including our named executive officers, including health and dental coverage, disability insurance, and paid holidays and other paid time off.

We maintain a 401(k) retirement savings plan for the benefit of all of our full-time employees, including our named executive officers.

In addition, we provide a limited number of perquisites to our named executive officers. In April through December of our 2007 fiscal year, we provided automobile allowances to Messrs. Andrews, Bellinger, Soden and Spillane. The value of these perquisites provided to Messrs. Andrews, Bellinger, Soden and Spillane in 2007 was $8,100, $8,100, $20,012 (Based on actual automobile allowance of €15,600 converted to U.S. dollars at a conversion rate of €1.00=U.S. $1.28282 (the average Euro to dollar conversion rate for the period from April 1, 2006 to March 31, 2007 as listed on Oanda.com)) and $7,650, respectively. As of January of this year, these automobile allowances (with the exception of the automobile allowance for John Soden) were converted to cash compensation, as they were for all of our other U.S. employees.

MAterial tax implications of our compensation policy

Tax Deductibility Of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on our tax return of compensation over $1 million to any of the Named Executive Officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders. Our Compensation Committee’s policy with respect to section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing our executives with appropriate compensation for their performance. We did not pay any compensation during its 2007 fiscal year that would be subject to the limitations set forth in section 162(m).

EXECUTIVE COMPENSATION

The following table sets forth summary compensation information for our named executive officers in our 2007 fiscal year.

Fiscal 2007 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (1)	Option Awards (2)	All Other Compensation	Total
Mark Andrews	2007	$278,646	$150,000	107,950	—	$536,596
Chairman and Chief Executive Officer
(Principal Executive Officer)
Keith A. Bellinger	2007	273,645	—	411,539	—	685,184
President and Chief Operating Officer
(Principal Financial Officer)
John Soden	2007	224,494	102,626	131,890	$ 20,012 (3)	479,022
Senior Vice President
Managing Director – International
Seth Weinberg	2007	230,000	70,000	100,015	—	400,015
Senior Vice President, General Counsel and Secretary
T. Kelley Spillane	2007	203,443	75,000	46,118	1,415 (4)	325,976
Senior Vice President – U.S. Sales
Herbert Roberts	2007	74,674	—	—	100,000 (5)	174,674
Former Chief Financial Officer
(former Principal Financial Officer)

(1)	For a description of the bonus structure, see the ‘‘Compensation Discussion and Analysis – Elements of Compensation – Annual Incentives’’ section of this proxy statement.
(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock options granted in fiscal 2007 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures relating to service-based vesting conditions. See Note 14 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended March 31, 2007 regarding the assumptions underlying the valuation of these option grants. See the ‘‘Grants of Plan-Based Awards in Fiscal 2007’’ table for information on options granted in fiscal 2007.
(3)	Car allowance (Based on actual automobile allowance of €15,600 converted to U.S. dollars at a conversion rate of €1.00=U.S. $1.28282 (the average Euro to dollar conversion rate for the period from April 1, 2006 to March 31, 2007 as listed on Oanda.com.))
(4)	Represents the amount of life insurance premiums paid by us for the benefit of Mr. Spillane.
(5)	Effective as of March 15, 2007, Mr. Roberts’ employment with the company was terminated. Mr. Roberts was paid $100,000 in connection with the termination of his employment agreement. We are also continuing Mr. Roberts’ benefits coverage under COBRA for the earlier of (1) March 15, 2008 and (2) the period ending on the date he receives new employment and becomes eligible for new benefits coverage.

The following table provides information regarding equity-based awards granted to our named executive officers during fiscal 2007.

Grants of Plan-Based Awards in Fiscal 2007

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value Of Option Awards ($) (1)
Mark Andrews	6/12/2006	50,000 (2)	$7.23	$263,500
Keith Bellinger	6/12/2006	50,000 (3)	7.23	263,500
John Soden	4/5/2006	80,000 (4)	9.00	527,200
Seth Weinberg	4/5/2006	60,000 (5)	9.00	395,400
T. Kelley Spillane	6/12/2006	7,500 (2)	7.23	39,525
Herbert J. Roberts	12/5/2006	100,000 (6)	5.87	427,000

(1)	Represents the grant date fair value of the option award determined in accordance with FAS 123R. The grant date fair value was determined based on the Black Scholes value on the date of the grant ($6.59 per share for options granted on April 5, 2006, $5.27 per share for options granted on June 12, 2006 and $4.27 for options granted on December 5, 2006).
(2)	This option vests in 4 equal annual installments with the first installment vesting on June 12, 2007.
(3)	This option vested immediately upon grant.
(4)	This option vests in 4 equal annual installments with the first installment vesting on March 29, 2007. Reflects an initial grant made upon the commencement of employment.
(5)	This option vests in 4 equal annual installments with the first installment vesting on March 13, 2007. Reflects an initial grant made upon the commencement of employment.
(6)	In conjunction with his employment agreement, dated December 5, 2006, Mr. Roberts received a grant of 100,000 options to purchase common stock which were to vest in 4 equal annual installments, with the last installment vesting on December 5, 2010. These options, which were never exercised, expired 90 days following the termination of Mr. Roberts’ employment with the company on March 15, 2007.

The following table provides information regarding outstanding option awards held by our named executive officers at our 2007 fiscal year-end.

Outstanding Equity Awards at 2007 Fiscal Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Mark Andrews	30,000	20,000 (1)	$6.00	1/9/2014
	—	50,000 (2)	$7.23	6/12/2016
	20,000	30,000 (3)	$8.00	1/27/2015
Keith Bellinger	50,000	— (4)	$7.23	6/12/2016
	37,500	112,500 (5)	$8.00	5/2/2015
John Soden	20,000	60,000 (6)	$9.00	3/29/2016
Seth Weinberg	15,000	45,000 (7)	$9.00	3/13/2016
T. Kelley Spillane	45,000	15,000 (8)	$6.00	1/9/2014
	—	7,500 (9)	$7.23	6/12/2016
	2,000	3,000 (3)	$8.00	1/27/2015
Herbert J. Roberts (10)	—	—	—	—

(1)	This option vests in 5 equal annual installments with the first installment vesting on January 9, 2005.
(2)	This option vests in 4 equal annual installments with the first installment vesting on June 12, 2007.
(3)	This option vests in 5 equal annual installments with the first installment vesting on January 27, 2006.
(4)	This option vested immediately upon grant.
(5)	This option vests in 4 equal annual installments with the first installment vesting on May 2, 2006.
(6)	This option vests in 4 equal annual installments with the first installment vesting on March 29, 2007.
(7)	This option vests in 4 equal annual installments with the first installment vesting on March 13, 2007.
(8)	This option vests in 4 equal annual installments wiith the first installment vesting on January 9, 2005.
(9)	This option vests in 4 equal annual installments with the first installment vesting on June 12, 2007.
(10)	In conjunction with his employment agreement, dated December 5, 2006, Mr. Roberts received a grant of 100,000 options to purchase common stock which were to vest in 4 equal annual installments, with the last installment vesting on December 5, 2010. These options, which were never exercised, expired 90 days following the termination of Mr. Roberts’ employment with the company on March 15, 2007.

None of our named executive officers exercised any stock options during our fiscal year 2007.

Potential Payments Upon Termination or Change in Control

The following is a description of the potential payments upon termination or a change in control for all of our named executive officers, except Herbert Roberts. Mr. Roberts left the company on March 15, 2007 and payments made to him upon such separation are discussed separately below.

Termination Without Cause

Under employment agreements with our named executive officers, if we terminate the executive’s employment without ‘‘cause,’’ we have agreed to pay the executive his or her annual base salary, and, for Messrs. Bellinger, Soden and Weinberg, to provide benefits to maintain medical insurance, for 12 months following termination.

In addition, if we terminate any of our named executive officers, except Mr. Bellinger, without ‘‘cause’’, then such officer is entitled to certain acceleration of the vesting of some or all of the stock options granted to such executive pursuant to the terms of such executive’s employment agreement.

For Mr. Andrews, any unvested stock option held by him that would have become vested if he continued employment for the 24 month period following his termination will vest on the original vesting schedule of such option.

For Mr. Spillane, any unvested stock option held by him that would have become vested if he continued employment for the 12 month period following his termination will vest at the end of such 12 month period.

For Mr. Soden and Mr. Weinberg, the vesting of any options held will accelerate with respect to the number of shares of our common stock that equals (x) the number of shares that would have vested during the 12 months following termination, multiplied by (y) a fraction, the numerator of which is the number of full calendar months that have elapsed since the last vesting date or the original issue date (if a vesting date has not occurred) and the denominator of which is the number of full calendar months from the last vesting date or the original issue date (if a vesting date has not occurred) to the vesting date during the 12 months following termination.

With respect to either Mr. Andrews or Mr. Spillane, ‘‘cause’’ is defined in his employment agreement as personal dishonesty, willful misconduct, breach of fiduciary duty, or any willful and material violation of laws, rules or regulations (other than traffic or similar offenses).

With respect to Mr. Bellinger, ‘‘cause’’ is defined in his employment agreement as (a) his failure to perform his duties or responsibilities under his employment agreement, for a period of thirty days following specific written demand by us, (b) his engaging in any fraud, embezzlement or material act of dishonesty affecting us, or (c) his conviction for a felony or lesser crime that would require his removal from any federal or state license or permit.

With respect to either Mr. Weinberg or Mr. Soden, ‘‘cause’’ is defined in his employment agreement as (i) personal dishonesty, (ii) willful misconduct, (iii) breach of fiduciary duty, (iv) failure to substantially perform assigned duties relating to executive’s performance hereunder, (v) his conviction or entry of any plea of guilty or nolo contendre to any felony or other lesser crime that would require removal from his position with us (e.g. any alcohol or drug related misdemeanor) or (vi) material breach of any provision of his employment agreement for a period of fifteen days after written demand by us.

Non-Renewal of Employment Agreement

If we do not renew the employment agreements of Mr. Soden or Mr. Weinberg, each is entitled to receive his annual base salary and medical benefits for six months.

Termination Due to Disability

Mr. Andrews’ employment agreement provides that if we terminate his employment agreement due to a ‘‘disability,’’ we must pay him an amount equal to two times his annual base salary.

Mr. Bellinger’s employment agreement provides that if we terminate his employment agreement due to a ‘‘disability’’ we must pay him his annual base salary for a period of one year following the date of termination.

The employment agreements of Mr. Weinberg and Mr. Soden each provide that, in each case, if we terminate such executive due to a ‘‘disability,’’ we must pay such executive his annual base salary for a period of one year following the date of termination, minus any other disability benefits provided by us to the executive during this period.

Mr. Spillane’s employment agreement provides that if we terminate his employment agreement due to a ‘‘disability,’’ we must pay him an amount equal to his annual base salary.

With respect to any of Messrs. Andrews, Weinberg, Soden or Spillane, a ‘‘disability’’ is defined in his employment agreement as a failure, because of illness or incapacity, to perform the duties of his employment for six months.

With respect to Mr. Bellinger, a ‘‘disability’’ is defined in his employment agreement as a disability which prevents him from performing the essential functions of his position, with or without reasonable accommodation.

Termination By Employee With Good Reason

Each named executive officer’s employment agreement provides that if he terminates his employment for ‘‘good reason,’’ we must pay the executive his or her annual base salary for a period of one year following the date of termination. In addition, for Messrs. Andrews and Spillane, all unvested options will accelerate if they terminate for ‘‘good reason.’’

With respect to Mr. Andrews and Mr. Spillane, ‘‘good reason’’ means (a) our failure to perform any obligation under his employment agreement for a period of thirty (30) days following written demand by him, (b) a material diminution in the nature or status of his responsibilities or (c) dissolution or divestiture of all or a significant portion of our assets or another material change to us that would materially adversely diminish the nature or status of his job responsibilities.

With respect to Mr. Bellinger, ‘‘good reason’’ means (a) our failure to perform any obligation under Mr. Bellinger’s employment agreement for a period of thirty (30) days following specific written demand by Mr. Bellinger, (b) a demotion or significant diminution of his responsibilities or duties, (c) a material loss of title or office, (d) a relocation of his principal place of work to a location of more than fifty miles from our current office or (e) a ‘‘change of control’’ (For the definition of ‘‘change of control’’ for Mr. Bellinger, see ‘‘– Change of Control’’ below).

With respect to either Mr. Weinberg or Mr. Soden, ‘‘good reason’’ means (a) our failure to perform any obligation under his employment agreement for a period of fifteen days following written notice by him, (b) a material diminution in nature, title or status of his responsibilities, (c) a relocation of his principal place of work to a location of more than twenty five miles from our current office or (d) dissolution or divestiture of all or a significant portion of our assets or another material change to us that would materially adversely diminish the nature, title or status of his job responsibilities.

Any severance payments described under ‘‘Termination Without Cause,’’ ‘‘Non-Renewal of Employment Agreement,’’ ‘‘Termination of Employment Due to Disability’’ and ‘‘Termination by Employee with Good Reason’’ are in consideration of the non-compete provisions contained in each named executive officer’s employment agreement.

For Messrs. Andrews, Spillane, Soden and Weinberg, each is prohibited from, during the term of his employment and for 12 months thereafter, (1) competing with us, (2) soliciting our employees and (3) soliciting our customers.

Mr. Bellinger’s employment agreement prohibits him from soliciting our customers to divert their business away from us or soliciting our employees to leave their employment with us during his employment for a period of one year following termination.

Change in Control

If there is a ‘‘change of control’’ during the term of a named executive officer’s employment agreement, then such named executive officer is entitled to immediate vesting and settlement of all stock options granted to the named executive officer under our stock incentive plan.

If any of our named executive officers are terminated (including, in the case of Mr. Andrews, a voluntary termination of his own employment) following or in connection with a ‘‘change of control’’

of our company (as defined for each executive below), then the named executive officer will continue to be paid an amount equal to his base salary for a period of two years. Under Messrs. Bellinger, Soden and Weinberg’s employment agreements, each such named executive officer is also entitled to continue his benefits for twenty-four months following a termination of employment following or in connection with a ‘‘change of control.’’

With respect to Mr. Andrews and Mr. Spillane, a ‘‘change of control’’ is defined as (a) an acquisition of 35% or more of our outstanding voting stock, with preferred stock on an as-converted basis, that results in a change in our chief executive officer or chairman of the board, by an outside entity, other than directly from us; (b) a merger or consolidation of our company where 49% or more of the voting stock of the surviving company is held by persons other than our former shareholders; (c) twenty percent (20%) or more of the members of the board are elected by shareholders who were not nominated in the most recent proxy statement of our company; or (d) a sale or disposal of substantially all of our assets to an outside entity or entities.

With respect to Mr. Bellinger, a ‘‘change of control’’ is defined as (a) a merger or consolidation of our company where the holders of the voting securities of our company immediately prior to such merger or consolidation fail to hold at least 50% of the voting stock of the surviving entity; or (b) a sale or disposal of all or substantially all of our assets to an outside entity or entities.

With respect to Mr. Weinberg and Mr. Soden, a ‘‘change of control’’ is defined as (a) an acquisition of 35% or more of our outstanding voting stock, with preferred stock on an as-converted basis, that results in a change in our chief executive officer or chairman of the board, by an outside entity, other than directly from us; (b) a merger or consolidation of our company where 49% or more of the voting stock of the surviving company is held by persons other than our former shareholders; (c) during any period of two consecutive years, individuals who at the beginning of such period were members of our board of directors cease to constitute at least a majority thereof (unless the election, or the nomination for election by our stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period); or (d) a sale or disposal of substantially all of our assets to an outside entity or entities.

The following table sets forth the estimated potential severance payments and the estimated benefits of the acceleration of the vesting of stock options that would be provided, if each termination circumstance set forth below occurred on March 31, 2007.

Named Executive Officer	Severance Payment		Estimated Value of Benefits (1)	Estimated Benefit of Acceleration of Vesting of Stock Options (2)
Mark Andrews
Termination without cause/for good reason	$278,646	(3)	N/A	$18,600
Non-renewal of employment agreement	N/A		N/A	N/A
Termination due to disability	557,292	(4)	N/A	18,600
Change in control	557,292	(3)(5)	N/A	18,600
Keith Bellinger
Termination without cause/for good reason	$273,645	(3)	$8,677	—
Non-renewal of employment agreement	N/A		N/A	—
Termination due to disability	273,645	(3)	8,677	—
Change in control	273,645	(3)(5)	8,677	—
John Soden
Termination without cause	$224,494	(3)	$3,571	—
Termination with good reason	224,494	(3)	3,571	N/A
Non-renewal of employment agreement	112,247	(3)	1,785	N/A
Termination due to disability	224,494	(3)	N/A	—
Change in control	448,987	(3)(5)	7,142	—
Seth Weinberg
Termination without cause	$230,000	(3)	$24,279	—
Termination with good reason	230,000	(3)	24,279	N/A
Non-renewal of employment agreement	115,000	(3)	12,140	N/A
Termination due to disability	230,000	(3)	N/A	—
Change in control	460,000	(3)(5)	48,558	—
T. Kelley Spillane
Termination without cause/for good reason	$203,443	(3)	N/A	$13,950
Non-renewal of employment agreement	N/A		N/A	N/A
Termination due to disability	203,443	(4)	N/A	13,950
Change in control	406,885	(3)(5)	N/A	13,950

(1)	Estimated using the value of COBRA payments at the rates in effect on March 31, 2007.

(2)	The estimated amount of benefit was calculated by multiplying the number of options that would accelerate vesting upon the termination circumstance indicated by the difference between the closing price of our common stock on March 31, 2007, which was $6.93, and the exercise price of the option. For Messrs. Bellinger, Soden and Weinberg, this column shows no benefit, where applicable, since the exercise price of these executives’ unvested options is above $6.93.

(3)	Severance payments would be paid out over the duration of the severance period.

(4)	Paid in a lump-sum payment.

(5)	Severance and benefits paid only if a change in control is followed by a termination (including, in the case of Mr. Andrews, a voluntary termination) of the named executive officer.

Herbert Roberts Separation Agreement

On March 20, 2007, we entered into a Separation Agreement with Herbert Roberts, our former principal financial officer. Pursuant to the Separation Agreement, Mr. Roberts ceased employment with us as of March 15, 2007. We agreed to pay Mr. Roberts a severance payment of $100,000. We also continued Mr. Roberts’ benefits coverage under COBRA for the earlier of (1) March 15, 2008 and (2) the period ending on the date he receives new employment and becomes eligible for new benefits coverage.

DIRECTOR COMPENSATION

The following table summarizes compensation paid to non-employee directors during our 2007 fiscal year.

Fiscal 2007 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1) (includes prior Fiscal years)	Total ($)
Mark Andrews (2)	—	—	—
John Beaudette	$10,000	$26,475 (3)	$31,180
Robert J. Flanagan	14,000	37,506 (4)	44,005
Philip Frost, MD	10,000	26,288 (5)	27,650
Colm Leen	10,000	33,094 (6)	36,475
Richard C. Morrsion	14,000	35,958 (7)	38,710
Frederick M. R. Smith	14,000	37,506 (8)	44,005
Kevin P. Tighe	10,000	30,700 (9)	31,180

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock options granted in respect of fiscal 2007 as well as in prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures relating to service-based vesting conditions. See Note 14 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended March 31, 2007 regarding the assumptions underlying the valuation of these option grants.

(2)	Mr. Mark Andrews, our Chief Executive Officer, also serves on our board of directors. Mr. Andrews does not receive any additional compensation for his services as a director.

(3)	As of March 31, 2007, Mr. Beaudette held options to purchase 19,500 shares of our common stock. The grant date fair value of the option to purchase 7,500 shares of common stock granted to Mr. Beaudette on February 6, 2007 is $26,475.

(4)	As of March 31, 2007, Mr. Flanagan held options to purchase 24,625 shares of our common stock. The grant date fair value of the option to purchase 10,625 shares of common stock granted to Mr. Flanagan on February 6, 2007 is $37,506.

(5)	As of March 31, 2007, Dr. Frost held options to purchase 7,500 shares of our common stock. The grant date fair value of the option to purchase 7,500 shares of common stock granted to Dr. Frost on February 6, 2007 is $26,288.

(6)	As of March 31, 2007, Mr. Leen held options to purchase 21,375 shares of our common stock. The grant date fair value of the option to purchase 9,375 shares of common stock granted to Mr. Leen on February 6, 2007 is $33,094.

(7)	As of March 31, 2007, Mr. Morrison held options to purchase 10,250 shares of our common stock. The grant date fair value of the option to purchase 10,250 shares of common stock granted to Mr. Morrison on February 6, 2007 is $35,958.

(8)	As of March 31, 2007, Mr. Smith held options to purchase 22,625 shares of our common stock. The grant date fair value of the option to purchase 10,625 shares of common stock granted to Mr. Smith on February 6, 2007 is $37,506.

(9)	As of March 31, 2007, Mr. Tighe held options to purchase 8,750 shares of our common stock. The grant date fair value of the option to purchase 8,750 shares of common stock granted to Mr. Tighe on February 6, 2007 is $30,700.

The Board of Directors believes that compensation for our non-employee directors should be a combination of cash and equity-based compensation. Employee directors are not paid for their service on the Board of Directors in addition to their compensation as employees.

The Board of Directors has approved the payment of annual compensation of our non-employee directors comprised of cash and options granted under the 2003 Stock Incentive Plan as set forth in the following table:

Annual director retainer (paid quarterly)	$10,000
Additional annual retainer for committee chairs (paid quarterly)	$4,000
Option to purchase shares of our Common Stock in recognition of ongoing service (prorated for partial years )	5,000 shares
Additional options to purchase shares of our Common Stock for members of the Nomination and Governance Committee and the Compensation Committee of the Company (per committee membership, per year)	1,000 shares
Additional options to purchase shares of our Common Stock for members of the Audit Committee (per year)	2,500 shares
Reimbursement of expenses related to board attendance	Reasonable expenses reimbursed as incurred

Each of our non-employee directors received an option to purchase the number of shares of common stock such director was due to receive according to the table above in recognition of his ongoing service as director during the 2007 fiscal year and the fourth quarter of our 2006 fiscal year, granted on February 6, 2007. These options have an exercise price of $9.00 per share (the price of a share of common stock sold in the initial public offering on April 6, 2006) and vested immediately. In addition, each of Messrs. Frost, Morrison and Tighe received an option to purchase the number of shares of common stock each was entitled to receive according to the table above in recognition of service during the third quarter of our 2006 fiscal year, with such options having an exercise price of $9.00 per share and vesting immediately. Each of the options has a term of 10 years, subject to earlier termination in the event of termination of service as a director.

Equity Compensation Plan Information

Since the amount of benefits to be received by any participant in the 2003 Stock Incentive Plan is determined by the Compensation Committee, the amount of future benefits allocated to any participant or group of participants in any particular year is not determinable. The following table sets forth certain information about shares of our stock outstanding and available for issuance under the Plan as of March 31, 2007. The table details the number of securities to be issued upon exercise of outstanding options under the Plan, the weighted average exercise price of outstanding options and the number of securities remaining available for future issuance under the Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
2003 Stock Incentive Plan	1,294,125	$7.19	705,875

OWNERSHIP OF SECURITIES

The following table shows, as of July 24, 2007, information with respect to the beneficial ownership of shares of our Common Stock by each of our current directors or Nominees, each of our Named Executive Officers, each person known by us to beneficially own more than 5% of our common stock, and all of our directors and executive officers as a group. Beneficial ownership is determined under the rules of the SEC and includes voting or investment power with respect to the securities.

Beneficial ownership is determined under the rules of the SEC and includes shares of our common stock for which such person has voting or investment power or shares which such person has the right to acquire under existing stock options, warrants or convertible notes within 60 days of July 24, 2007. The same securities may be beneficially owned by more than one person.

Unless indicated otherwise below, the address for each listed director and officer is Castle Brands Inc., 570 Lexington Avenue, 29th Floor, New York, New York 10022. Except as indicated by footnote, to our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. In calculating the percentage for each listed person or entity, the number of shares of common stock owned by each listed person or entity includes the shares of common stock underlying options, warrants or convertible notes held by that person or entity that are exercisable within 60 days of July 24, 2007, but excludes shares of common stock underlying options, warrants or convertible notes held by any other person or entity. Percentage of beneficial ownership is based on 15,629,776 shares of common stock outstanding as of July 24, 2007.

	Shares of common stock Beneficially Owned
		Percentage Beneficially Owned
Name and address of beneficial owner
Mark Andrews (1)	1,361,472	8.7%
Knappogue Corp	1,183,079	7.6%
John A. Murphy and various entities affiliated with Alydar Partners, LLC (2) 222 Berkeley Street, 17th Floor Boston, MA 02116	1,540,000	9.6%
Massachusetts Financials Services Company (3) 500 Boylston Street Boston, MA 02116	1,499,800	9.4%
State Teachers Retirement System of Ohio 275 East Broad Street Columbus, OH 43215	1,200,000	7.7%
FURSA SPV LLC (4) 444 Merrick Road, First Floor Lynbrook, NY 11563	2,259,715	13.5%
Keith A. Bellinger (5)	101,842	*
John Soden (6)	20,000	*
Seth B. Weinberg (7)	15,000	*
T. Kelley Spillane (8)	77,770	*
Herbert Roberts	—	—
John Beaudette (9)	30,246	*
Robert J. Flanagan (10)	912,419	5.8%
Phillip Frost, MD (11)	835,926	5.3%
Colm Leen (12)	23,125	*
Richard C. Morrison (13)	17,000	*
Frederick M. R. Smith (14)	75,750	*

	Shares of common stock Beneficially Owned
		Percentage Beneficially Owned
Name and address of beneficial owner
Kevin P. Tighe (15)	137,737	*
Gill Jefferson	—	—
All directors and executive officers as a group (12 persons) (16)	3,596,787	20.8%

*	Less than one percent
(1)	Includes 1,183,079 shares held by Knappogue Corp. Knappogue Corp is controlled by Mr. Andrews and his family. Mr. Andrews disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest. Also includes 62,500 shares of common stock issuable upon exercise of options exercisable within 60 days of July 24, 2007; 12,768 shares held jointly by Mr. Andrews’ with his wife and 6,250 shares issuable upon exercise of warrants held jointly by Mr. Andrews with his wife that are exercisable within 60 days of July 24, 2007. Also includes 3,125 shares issuable upon exercise of warrants held by Mr. Andrews’ wife that are exercisable within 60 days of July 24, 2007. Mr. Andrews disclaims beneficial ownership of these shares.
(2)	This information has been derived from a Schedule 13G filed with the SEC on June 27, 2007. Based on the information contained therein, John A. Murphy shares voting and investment power with respect to 1,540,000 shares (9.6%) of our common stock. Mr. Murphy is the managing member of Alydar Capital, LLC and Alydar Partners, LLC, both Delaware limited liability companies. Alydar Capital, LLC shares voting and investment power with respect to 428,820 shares (2.67%) of our common stock. Alydar Partners, LLC shares voting and investment power with respect to 1,540,000 shares (9.6%) of our common stock. Alydar Capital, LLC is the general partner of Alydar Fund, L.P. and Alydar QP Fund, L.P. Alydar Partners, LLC is the investment manager of Alydar Fund, L.P., Alydar QP Fund, L.P. and Alydar Fund Limited. Alydar Fund, L.P. has sole voting and investment power with respect to 36,540 shares (0.227%) of our common stock. Alydar QP Fund, L.P. has sole voting and investment power with respect to 392,280 shares (2.44%) of our common stock. Alydar Fund Limited has sole voting and investment power with respect to 1,111,180 shares (6.91%) of our common stock. Includes 440,000 shares issuable upon exercise of warrants exercisable within 60 days of July 24, 2007, of which 317,480 shares issuable upon the exercise of such warrants are held by Alydar Fund Limited, 112,080 such shares are held by Alydar QP Fund, L.P. and 10,440 such shares are held by Alydar Fund, L.P. Mr. Murphy disclaims beneficial ownership of all of such shares.
(3)	Consists of shares of common stock held by mutual funds and other client accounts for which Massachusetts Financial Services Company, d/b/a MFS Investment Management (‘‘MFS’’), or a subsidiary of MFS act as investment adviser. As investment adviser, MFS has sole voting and investment power over all of the shares beneficially held by these funds and accounts. Includes an aggregate of 280,000 shares of common stock issuable upon exercise of warrants.
(4)	This information has been derived from a Schedule 13G filed with the SEC on May 8, 2007. Based on the information contained therein, FURSA SPV LLC’s holdings include 794,702 shares of common stock issuable upon conversion of $6.0 million principal amount of our 6% convertible notes that are convertible within 60 days of July 24, 2007 and warrants to purchase 268,008 shares of our common stock exercisable within 69 days of July 24, 2007. Does not include 102,819 shares of common stock held for the benefit of a managed account.
(5)	Includes 87,500 shares of common stock issuable upon exercise of options exercisable within 60 days of July 24, 2007.
(6)	Includes 20,000 shares of common stock issuable upon exercise of options exercisable within 60 days of July 24, 2007.

(7)	Includes 15,000 shares of common stock issuable upon exercise of options exercisable within 60 days of July 24, 2007.
(8)	Includes 48,500 shares of common stock issuable upon exercise of options exercisable within 60 days of July 24, 2007. Also includes 29,270 shares of common stock held jointly by Mr. Spillane and his wife.
(9)	Includes 7,246 shares held by BPW LLC, an entity of which Mr. Beaudette is a principal stockholder. Mr. Beaudette disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. Also includes 21,000 shares of common stock issuable upon exercise of options exercisable within 60 days of July 24, 2007.
(10)	Includes 26,750 shares of common stock issuable upon exercise of options exercisable within 60 days of July 24, 2007. Also includes 2,500 shares of common stock issuable upon exercise of warrants exercisable within 60 days of July 24, 2007 that are held by the Flanagan Family Limited Partnership, an entity of which Mr. Flanagan is the general partner. Mr. Flanagan disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. Also includes 650,787 shares held by CNF Investments, LLC, 167,505 shares held by CNF Investments II, LLC, 12,500 shares of common stock issuable upon exercise of warrants held by CNF Investments LLC that are exercisable within 60 days as of July 24, 2007 and 67,002 shares of common stock issuable upon exercise of warrants held by CNF Investments II, LLC that are exercisable within 60 days as of July 24, 2007. Mr. Flanagan is a manager of CNF Investments LLC, and CNF Investments II, LLC. Mr. Flanagan disclaims beneficial ownership of these shares except to the extent of his pecuniary interest.
(11)	Includes 152,000 shares of common stock issuable upon exercise of warrants exercisable within 60 days as of July 24, 2007, including warrants to purchase 112,000 shares of common stock that are held by the Frost Nevada Investment Trust, an entity of which Dr. Frost is the trustee. Dr. Frost disclaims beneficial ownership of the shares underlying the warrants held by the Frost Nevada Investment Trust except to the extent of his pecuniary interest. Includes 8,750 shares of common stock issuable upon exercise of options exercisable within 60 days of July 24, 2007. Includes 75,400 shares held by Frost Gamma Investment Trust, of which Dr. Frost is the trustee. Frost Gamma Limited Partnership is the sole and exclusive beneficiary of Frost Gamma Investments Trust. Dr. Frost is one of two limited partners of Frost Gamma, L.P. The general partner of Frost Gamma, L.P. is Frost Gamma, Inc., and the sole shareholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole shareholder of Frost-Nevada Corporation, an entity of which Dr. Frost is the trustee. Dr. Frost disclaims beneficial ownership of these shares except to the extent of his pecuniary interest.
(12)	Includes 23,125 shares of common stock issuable upon exercise of options exercisable within 60 days of July 24, 2007.
(13)	Includes 12,000 shares of common stock issuable upon exercise of options exercisable within 60 days of July 24, 2007.

(14)	Includes 24,750 shares of common stock issuable upon exercise of options and 5,000 shares of common stock issuable upon the exercise of warrants within 60 days of July 24, 2007.

(15)	Includes 10,250 shares of common stock issuable upon exercise of options exercisable within 60 days of July 24, 2007.

(16)	Includes 397,625 shares of common stock issuable upon exercise of options, and 1,239,510 shares of common stock issuable upon exercise of warrants, in each case exercisable within 60 days of July 24, 2007.

 Executive officers

The following table sets forth certain information regarding our executive officers as of the date of this proxy statement:

Name	Age	Position
Mark Andrews	57	Chairman of the Board and Chief Executive Officer
Keith A. Bellinger	48	President and Chief Operating Officer
T. Kelley Spillane	44	Senior Vice President – U.S. Sales
Seth B. Weinberg	33	Senior Vice President, General Counsel and Secretary
John Soden	42	Senior Vice President and Managing Director – International Operations

Mark Andrews, our chairman of the board and chief executive officer, founded our predecessor company, Great Spirits Company LLC, in 1998 and served as its chairman of the board, president and chief executive officer from its inception until December 2003. Mr. Andrews has served as our chief executive officer and chairman of the board since December 2003 and served as our president from December 2003 until November 2005. Prior to founding our predecessor, Mr. Andrews founded American Exploration Company, a company engaged in the exploration and production of oil and natural gas, in 1980. He oversaw that company becoming publicly traded in 1983 and served as its chairman and chief executive officer until its merger with Louis Dreyfus Natural Gas Corp. in October 1997. He also serves as a life trustee of The New York Presbyterian Hospital in New York City. Mr. Andrews received a bachelor of arts from Harvard College in 1972 and a masters of business administration from Harvard Business School in 1975.

Keith A. Bellinger, our president and chief operating officer, joined us in May 2005. Mr. Bellinger served as executive vice president of our company until November 2005, at which time he was appointed president. He has over 19 years of experience in the spirits industry, including eight years with Allied Domecq PLC, a company in the business of spirits, wines and quick service restaurants. While at Allied Domecq, Mr. Bellinger served as chief financial officer of the U.S. Spirits Division from September 1996 to August 2000. From September 2000 to August 2002, Mr. Bellinger served as the general manager and executive vice president of the ADvantage Brands division of Allied Domecq, a division focused on emerging brands. From September 2002 to December 2004, he served as president of the Northern Business Unit of Allied Domecq U.S., one of the largest divisions of that company, where he oversaw all operations. Mr. Bellinger began his career in public accounting. Mr. Bellinger received a bachelor of business administration from the University of Texas at Austin in 1980.

T. Kelley Spillane, our senior vice president – U.S. sales, joined us in April 1, 2000. From April 1, 2000 to December 2003, Mr. Spillane served as vice president-sales of Great Spirits Company, and was appointed executive vice president – U.S. sales in December 2003. Prior to joining us, Mr. Spillane worked at Carillon Importers Limited, a division of Grand Metropolitan PLC. Carillon developed and launched Absolut Vodka and Bombay Sapphire Gin. At Carillon, Mr. Spillane served as assistant manager for its control states and duty free divisions and was promoted to director of special accounts, focusing on expanding sales in national accounts. Mr. Spillane received a bachelor of science in business administration from Ramapo College in 1985.

Seth B. Weinberg, our senior vice president, general counsel and secretary, joined us in March 2006. From July 2002 to March 2006, Mr. Weinberg was an attorney in the corporate department of the law firm of Kramer Levin Naftalis & Frankel LLP. From October 1998 to June 2002, Mr. Weinberg was an attorney at the law firm of Dewey Ballantine LLP. Mr. Weinberg received a bachelor of arts degree from the University of Pennsylvania in 1995 and a juris doctor degree from Columbia University School of Law in 1998.

John Soden, our senior vice president and managing director – international operations, joined us in March 2006. From July 2004 to March 2006, Mr. Soden served as the general manager of Woodford Bourne and Direct Wine Shipments Wholesale, both wine and spirit importers that are subsidiaries of DCC Group PLC. Prior to that, Mr. Soden worked at Cantrell & Cochrane International (now C&C

Group PLC), a manufacturer, marketer and distributor of alcoholic and non-alcoholic beverages and snacks. Mr. Soden worked primarily in Cantrell & Cochrane International’s alcohol division and served as vice president and division manager from 1996 to June 2004, as regional director from 1994 to 1996 and as area manager from 1991 to 1994. Mr. Soden received a bachelor of science degree and a master of arts degree from Trinity College Dublin. Mr. Soden also received a masters of business administration from The Anderson School at UCLA in 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee is charged with the responsibility of reviewing and pre-approving all related party transactions, and reassessing any related party transaction for potential conflicts of interest on an ongoing basis. This responsibility is set forth in our Audit Committee Charter.

AGREEMENT WITH MHW LTD.

Since April 1998, we and our predecessor have had an agreement with MHW Ltd., through which MHW acts as importer of record and distributor for our products in the United States, and provides accounting, inventory, payment, transportation and storage services for us. Mr. Beaudette, one of our directors, is the president and a principal stockholder of MHW and MHW has a 10% ownership interest in our Celtic Crossing brand. For the fiscal year ended March 31, 2007, we incurred fees for services rendered by MHW in the amounts of $268,826.

AGREEMENTS WITH CARBERY GROUP AND ITS AFFILIATES

Mr. Leen, one of our directors, is the financial director of the Carbery Group, one of our principal stockholders. Since December 1, 2003, we have had a supply agreement with Carbery Milk Products Limited, which is a member of the Carbery Group, pursuant to which it acts as our sole distiller for Boru vodka in Ireland and the supplier of natural flavors for our products. For the fiscal year ended March 31, 2007, we purchased approximately €666,923 (recorded as $855,543 in our consolidated financial statements for such fiscal year) of goods from Carbery Milk Products. As of March 31, 2007, Carbery Milk Products also held €162,212 ($216,309) principal amount of our 5% Euro denominated notes, which were issued to it in connection with our December 2003 acquisition of Roaring Water Bay. Upon the closing of the initial public offering in April 2006, the 5% Euro denominated notes held by Carbery Milk Products automatically converted into 58,314 shares of our common stock, and all of the interest accrued on these notes (except for $526 of accrued interest, which was paid on June 30, 2006) was paid out of the proceeds of the initial public offering.

AGREEMENTS WITH LADENBURG THALMANN & CO. INC.

Ladenburg Thalmann & Co. Inc. acted as a co-managing underwriter of our initial public offering in April 2006, for which we paid Ladenburg Thalmann $354,130 in underwriting discounts and commissions. Dr. Frost, one of our directors, is a principal stockholder and director of Ladenburg Thalmann.

TRANSACTIONS WITH IRISH DISTILLERS GROUP AND ITS AFFILIATES

Until his retirement in 2006, Gill Jefferson, one of our nominees for director, was employed in various capacities by Irish Distillers Group.  Since January 1, 2005, we have had a supply agreement with Irish Distillers Limited, which is a member of Irish Distillers Group, pursuant to which it acts as our supplier of Irish whiskey.  During the fiscal year ended March 31, 2007, we purchased approximately €390,935 ($501,500) of product from Irish Distillers Limited.

TRANSACTIONS WITH KNAPPOGUE CORP.

During the fiscal year ended March 31, 2007, we paid rental fees to Knappogue Corp. for the use of Knappogue Castle, located in Clare County, Ireland, for various corporate purposes including meetings and to entertain customers. Knappogue Corp. is one of our principal stockholders and is controlled and owned by Mr. Andrews, our chairman and chief executive officer, and members of his family. For the fiscal year ended March 31, 2007, we paid Knappogue Corp. $21,000 in rental fees.

TRANSACTION WITH FROST NEVADA INVESTMENTS TRUST

On February 17, 2006, we entered into a credit facility with Frost Nevada Investments Trust, an entity controlled by Phillip Frost, M.D., one of our directors, which enabled us to borrow up to $5.0 million. We borrowed $2.0 million under this facility at an interest rate of 9% per annum payable quarterly, plus a facility fee of $100,000 paid at the time of the drawdown. Interest under this facility was payable quarterly. We repaid all outstanding principal and accrued interest under this note in the amount of $2,026,000 in April 2006.

On February 12, 2007, we entered into a second credit facility with Frost Nevada Investment Trust which enabled us to borrow up to $5.0 million. In connection with the execution of the facility, we paid a fee of $150,000 to Frost Nevada Investment Trust. No amounts were ever borrowed under this facility and the facility terminated upon the closing of our private placement of common stock and warrants in May 2007.

ISSUANCE OF 6% SUBORDINATED CONVERTIBLE NOTES

On March 1, 2005, we entered into a convertible note purchase agreement with FURSA SPV LLC, one of our principal stockholders, for up to $10.0 million, with the principal amount convertible, at the option of the holder, at a conversion price of $8.00 per share. The convertible note purchase agreement was amended on August 16, 2005 to (a) increase the amount of loans under such agreement to $15.0 million, (b) provide for 40% of the outstanding principal amount of the notes to convert automatically into common stock upon an initial public offering of our common stock at a conversion price of $7.00 per share and (c) add Black River Global Credit Fund Ltd., one of our former principal stockholders, as a party to the agreement. In accordance with the terms of the convertible note purchase agreement, as amended, upon the closing of our initial public offering, 40% of the principal amounts of the notes were automatically converted into shares of our common stock at a rate of one share of common stock for every $7.00 of converted principal amount. The remaining principal under these notes is convertible into shares of our common stock at a rate of one share of our common stock for each $8.00 of converted principal amount.

After giving effect to the conversion of 40% of the outstanding principal amount of the notes as described above, FURSA SPV LLC currently holds two 6% convertible promissory notes in the amount of $3.0 million each that were issued on March 1, 2005 and June 27, 2005, respectively, and Black River Global Credit Fund Ltd. holds one 6% convertible promissory note in the amount of $3.0 million that was issued on August 16, 2005.

LOANS FROM CERTAIN EXECUTIVE OFFICERS, DIRECTORS AND STOCKHOLDERS

On June 9, 2004, our wholly owned subsidiary, Castle Brands (USA) Corp., issued, and we guaranteed, approximately $4.6 million principal amount of senior notes secured by the accounts receivable and inventories of Castle Brands (USA) to 27 investors in a private financing. As issued, these senior notes bore an interest rate of 8% payable semi-annually on November 30 and May 31, and matured on May 31, 2007. Effective August 15, 2005, the terms of these notes were modified, with the consent of the noteholders, to mature on May 31, 2009 in exchange for an interest rate increase to 9%. In addition, each purchaser of senior notes received a warrant to purchase 25 shares of our common stock at an exercise price of $8.00 per share for each $1,000 of senior notes purchased. The following of our directors, executive officers and/or principal stockholders participated in this transaction:

•	Mr. Andrews, our chairman and chief executive officer and one of our principal stockholders, and his wife, Elizabeth Q. Andrews, purchased $250,000 of our senior notes and were issued a warrant to purchase 6,250 shares of our common stock. In addition, their children, Mark Andrews IV and Elizabeth Andrews, each purchased $125,000 of our senior notes and each was issued a warrant to purchase 3,125 shares of our common stock;

•	CNF Investments LLC, one of our principal stockholders, purchased $500,000 of our senior notes and was issued a warrant to purchase 12,500 shares of our common stock. Robert

Flanagan, one of our directors, is the manager of CNF Investments LLC. In addition, the Flanagan Family Limited Partnership purchased $100,000 of our senior notes and was issued a warrant to purchase 2,500 shares of our common stock. Mr. Flanagan is the general partner of the Flanagan Family Limited Partnership;

•	Dr. Frost, one of our directors, is the trustee of the Frost Nevada Investment Trust, which purchased $1.0 million of our senior notes and was issued a warrant to purchase 25,000 shares of our common stock; and

•	Lafferty Limited, one of our former principal stockholders, purchased $500,000 of our senior notes and was issued a warrant to purchase 12,500 shares of our common stock.

On November 10, 2006, Castle Brands (USA), issued, and we guaranteed, an additional $5,340,000 million principal amount of 9% senior secured notes to 11 investors in a private financing. In addition, each purchaser of these additional senior notes received a warrant to purchase 40 shares of our common stock at an exercise price of $8.00 per share for each $1,000 of additional senior notes purchased. The following of our directors, executive officers and/or principal stockholders (or parties related thereto) participated in this transaction:

•	Frost Nevada Investment Trust, purchased $2,175,000 million of our additional senior notes and was issued a warrant to purchase 87,000 shares of our common stock; and

•	Lafferty Limited purchased $500,000 of our additional senior notes and was issued a warrant to purchase 20,000 shares of our common stock.

SALE OF COMMON STOCK AND WARRANTS TO PURCHASE COMMON STOCK TO CERTAIN DIRECTORS

On May 9, 2007, we completed a private placement of a total of 3,520,035 shares of our common stock for aggregate gross proceeds of $21,014,608.95. As part of this transaction, the investors received warrants to purchase approximately 1,408,014 additional shares at an exercise price of $6.57 per share. The warrants will remain exercisable for a period of five years from the closing of the offering. The warrants contain anti-dilution protection for stock splits and similar events, but do not contain any price-based anti-dilution adjustments. Dr. Frost, one of our directors, purchased 100,000 shares of our common stock for $597,000 and was issued a warrant to purchase 40,000 shares of our common stock. CNF Investments II, LLC, of which Mr. Flanagan, one of our directors, is a manager, purchased 167,505 shares of our common stock for $1,000,004.85 and was issued a warrant to purchase 67,002 shares of our common stock.

OPTIONS ISSUED TO DIRECTORS AND EXECUTIVE OFFICERS

From August 8, 2003 to March 31, 2007, pursuant to our stock incentive plan, we granted to our current directors and executive officers options to purchase an aggregate of 689,125 shares of our common stock with exercise prices ranging from $6.00 to $9.00 per share.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with the Audit Committee Charter, the Audit Committee has appointed Eisner LLP as our independent registered public accounting firm for the year ending March 31, 2008. The Board of Directors hereby requests that the stockholders ratify such appointment. Representatives of Eisner LLP are expected to be present at the Annual Meeting.

Fees Paid to Eisner LLP

The following table sets forth the fees that we paid or accrued for the audit and other services provided by Eisner LLP in fiscal years 2007 and 2006:

	2007	2006
Audit Fees	$305,045	$1,189,250
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$305,045	$1,189,250

Audit Fees

This category includes the audit of our registration statement in connection with the initial public offering of our common stock, annual financial statements, reviews of financial statements included in our Quarterly Reports on Form 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the listed fiscal years. This category also includes fees for advice on accounting matters that arose during, or as a result of, the annual audit or the reviews of interim financial statements.

Audit-Related Fees

This category consists of assurance and related services provided by Eisner that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under ‘‘Audit Fees.’’ The services for the fees disclosed under this category include accounting consulting and due diligence services rendered in connection with acquisitions of our franchised operations.

Tax Fees

This category would consist of professional services rendered by Eisner, primarily in connection with strategic planning with respect to possible acquisitions.

All Other Fees

This category consists of fees for subscriptions and other miscellaneous items.

Pre-Approval Policies and Procedures

In accordance with the Audit Committee Charter, the Audit Committee reviews and approves in advance on a case-by-case basis each engagement (including the fees and terms thereof) by us of accounting firms that will perform permissible non-audit services or audit, review or attest services for the company. The Audit Committee is authorized to establish detailed pre-approval policies and procedures for pre-approval of such engagements without a meeting of the Audit Committee, but the Audit Committee has not established any such pre-approval procedures at this time.

All audit fees, audit-related fees and all other fees of our principal accounting firm for 2007 were pre-approved by the Audit Committee.

The Board of Directors recommends a vote FOR the ratification of the appointment of Eisner LLP as the independent registered public accounting firm of Castle Brands Inc. for the fiscal year ending March 31, 2008.

OTHER MATTERS

Solicitation of Proxies

The cost of solicitation of proxies in the form enclosed herewith will be paid by Castle Brands Inc. In addition to the solicitation of proxies by mail, our directors, officers and employees may also solicit proxies personally or by telephone without additional compensation for such activities. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses.

Stockholder Proposals

For stockholder proposals to be included in our proxy materials relating to our Annual Meeting of Stockholders to be held in 2008 (the ‘‘2008 Annual Meeting’’), all applicable requirements of Rule 14a-8 promulgated under the Exchange Act (‘‘Rule 14a-8’’) must be satisfied and such proposals must be received by us at our principal executive offices no later than March 31, 2008.

Stockholders who do not wish to submit a proposal for inclusion in our proxy materials relating to our 2008 Annual Meeting in accordance with Rule 14a-8 may submit a proposal for consideration at the 2008 Annual Meeting in accordance with our bylaws. Such stockholders must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the Annual Meeting. Accordingly, for our 2008 Annual Meeting, proposals must be received at our principal executive offices not earlier than June 14, 2008 and not later than July 14, 2008. However, in the event that the 2008 Annual Meeting is called for a date that is not within 30 days before or after the anniversary date of the Annual Meeting, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the 2008 Annual Meeting is mailed to stockholders or made public, whichever first occurs. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders.

All notices of proposals by stockholders, whether or not to be included in our proxy materials, should be mailed to: Castle Brands Inc., 570 Lexington Avenue, 29th Floor, New York, New York, 10022, Attn: Secretary.

EXHIBITS TO OUR 2007 ANNUAL REPORT ON FORM 10-K

Included with these proxy materials is a copy of our 2007 Annual Report, which includes our Annual Report on Form 10-K, without exhibits, as filed with the SEC. We will furnish to each person whose proxy is solicited, on the written request of that person, a copy of the exhibits to that annual report for a charge of ten cents per page. Please direct your request to Seth Weinberg, Secretary, Castle Brands Inc., 570 Lexington Avenue, 29th Floor, New York, New York 10022.

Other Matters

The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

By Order of the Board of Directors
/s/ Seth B. Weinberg
Seth B. Weinberg Secretary

Dated: July 30, 2007

CASTLE BRANDS INC.                         VOTE BY MAIL
ATTN: SETH WEINBERG                        Mark, sign and date your proxy card
570 LEXINGTON AVE, 29TH FLOOR              and return it in the postage-paid
NEW YORK, NY 10022                         envelope we have provided or return
                                           it to Castle Brands Inc.,
                                           c/o Broadridge, 51 Mercedes Way,
                                           Edgewood, NY 11717.

BROADRIDGE
FINANCIAL SOLUTIONS, INC.
ATTENTION:
TEST PRINT
51 MERCEDES WAY
EDGEWOOD, NY
11717

                                   PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: [X]
                                                                CASTL1
                                              KEEP THIS PORTION FOR YOUR RECORDS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                                             DETACH AND RETURN THIS PORTION ONLY

              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

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CASTLE BRANDS INC.

                                             02   0000000000   214958311655
   VOTE ON DIRECTORS
   PROPOSAL 1. Election of Directors
       NOMINEES:                               FOR    WITHHOLD         FOR ALL
       01) Mark Andrews                        ALL      ALL            EXCEPT
       02) John F. Beaudette
       03) Keith A. Bellinger                  [ ]      [ ]              [ ]
       04) Robert J. Flanagan
       05) Gill Jefferson
       06) Colm Leen
       07) Richard C. Morrison
       08) Frederick M.R. Smith
       09) Kevin Tighe

               TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S), MARK
               "FOR ALL EXCEPT" AND WRITE THE NUMBER(S) OF THE NOMINEE(S) ON THE
               LINE BELOW.

               -----------------------------------------------------------------

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES
LISTED ABOVE.

VOTE ON PROPOSAL                                        FOR   AGAINST   ABSTAIN

PROPOSAL 2.    To ratify and approve the appointment
               of Eisner LLP as the independent         [ ]     [ ]       [ ]
               registered public accounting firm
               of the Company for the fiscal
               year ending March 31, 2008.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF
PROPOSAL 2.

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope.
Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

For address changes, please check this box and write them on
the back where indicated                                             [ ]

                                                       BROADRIDGE
                                                       FINANCIAL SOLUTIONS, INC.
                                                       ATTENTION:
                                                       TEST PRINT
                                                       51 MERCEDES WAY
                                                       EDGEWOOD, NY
                                                       11717

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Signature [PLEASE SIGN WITHIN BOX]      DATE

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---------------------------------------------------
Signature (Joint Owners)                DATE

                                     P50558

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                               CASTLE BRANDS INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of Castle Brands Inc. (the "Company"), hereby appoints Mark Andrews, Keith Bellinger and Seth Weinberg and each of them, with power of substitution to each, true and lawful Proxies of the undersigned and hereby authorizes them to represent and vote, as specified herein, all shares of common stock of the Company held of record by the undersigned as of the close of business on July 16, 2007 at the Annual Meeting of Stockholders of the Company
to be held on Wednesday, September 12, 2007 at 10:00 a.m., local time, at the
American Stock Exchange, located at 86 Trinity Place, New York, New York 10006
(the "Annual Meeting"), and any adjournments or postponements thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO
DIRECTION IS GIVEN, THE SHARES WILL BE VOTED FOR THE NINE NOMINEES OF THE BOARD
OF DIRECTORS LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2. IN THEIR DISCRETION, THE
PROXIES ARE EACH AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME
BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

The undersigned acknowledges receipt of the Notice of Annual Meeting of
Stockholders and Proxy Statement dated July 30, 2007.

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  ADDRESS CHANGES: ___________________________________________________________

  ----------------------------------------------------------------------------
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                 (If you noted any Address Changes above, please
                  mark corresponding box on the reverse side.)

                    PLEASE SIGN, DATE AND RETURN IMMEDIATELY
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